CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Essential Innovations Technology Corp. and Subsidiaries ("the Company") of our report dated February 12, 2008, on our audit of the consolidated balance sheet of Essential Innovations Technology Corp. and Subsidiaries as of October 31, 2007, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the years ended October 31, 2007 and 2006.

Our report, dated February 12, 2008, contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring losses from operations and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

April 3, 2008

Seattle, Washington